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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to the Registration Statement No. 33-24881 of OpTel, Inc. on Form S-4 of our report dated November 7, 1996 (February 7, 1997 as to Note 13), on OpTel, Inc.'s consolidated financial statements appearing in the Prospectus, which is part of this Registration Statement, and of our reports dated January 27, 1997 relating to the audited financial statements of the acquired companies appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial and Operating Data," "Summary Consolidated Financial and Operating Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Dallas, Texas
May 20, 1997